Join Chicago Steak Company in Delivering the Ultimate Steak Experience.mp4 (5m 5 https://jotengine.com/transcriptions/3iLh3bExxnhZWIIENq5lhA
1 speaker (Speaker 1)

[0:00:01]
Speaker 1: In 2008, Matt Crowley and Tom Tsitouris founded Chicago Steak Company with one mission in mind, to supply customers with the world's finest beef. We specialize in the very best steaks your money can buy, hand cut, Midwest raised,
 USDA prime beef shipped direct to homes and offices nationwide where they're en joyed by our customers one juicy, tender bite at a time. Our steaks make excepti onal gifts for family, friends and business colleagues and are the perfect cente rpiece to any backyard cookout. Whether ordered through our catalog or online th rough our newly redesigned website, our customers know that when they purchase s teaks from Chicago Steak Company, they'll be getting only the highest restaurant quality steaks available. In fact, our steaks grace the tables of numerous five star restaurants allowing our customers to have a gourmet steakhouse experience all in the comfort and convenience of your home. At Chicago Steak Company, we s tart with the finest in American beef, heritage cattle raised in the Midwest. Ou r local ranchers have dedicated generations to caring for their family-owned cat tle farms, and the results show in the exceptional marbling and flavor of Chicag
o Steak Company steaks. Our steaks are aged up to six weeks in the largest dry-a ging room in the US, the exact same facility trusted by gourmet chefs and restau rateurs across the country. Our steaks are trimmed by artisan butchers the old f ashioned way, hand carved with expert precision. The result is an exceptionally tender and flavorful steak bite after beefy bite. At Chicago Steak Company, we n ot only talk the talk, we also deliver on our promises of excellence with our aw ards and celebrity endorsements. When pitted against seven of the best online st eak purveyors in the country during the Great Steak Debate in Manhattan, Chicago
 Steak Company was the talk of the competition, winning the people's choice awar d for the best tasting steak. During the event, we even beat out Omaha Steaks, o ur main competitor in the mail order steak business and a brand worth over $500 million. Our press coverage has been incredible. We've been featured on televisi on channels such as the Home Shopping Network, Discovery Science Channel and nat ional news programs just to name a few. Celebrities like Mike Ditka and Greg Gru nberg from Star Wars sing our praises. But what really matters is our customer f eedback, which is second to none in the steak direct mail industry. At Chicago S teak Company, we take personal pride in making sure each and every customer is 1 00% satisfied with their order and we're dedicated to creating an all encompassi ng luxury experience for each of our customers. Our customers know that our stea ks make the perfect gift for any occasion and our sales figures agree as the bra nd continues to gain market share in the $18 billion food gifting market. Over t he past eight years, we've seen strong and consistent growth and our revenue has skyrocketed. But just being good has never been good enough for us. We've recen tly teamed up with major national companies like Costco, Neiman Marcus, goldbely ..com, FTD Florists and more where you will soon find the Chicago Steak Company p roducts available for sale. We expect these partnerships to lead to huge surges in our sales and overall brand reach. The newly revamped website features a prof essional, luxurious look and feel to match the quality of the products we sell a nd industry leading conversion rates to turn more website visitors into sales. O ur new Steak University portion of the website features informative videos and c reative articles that have already reached over half a million YouTube viewers a nd over 30,000 organic Facebook followers on our Chicago Steak Company Facebook page. With our additional product line, www.mylivelobster.com, customers can now purchase fresh, luscious live Maine lobsters from anywhere in the country. With the seamless roll out of the new brand, we're also demonstrating that we can ca pitalize on the Chicago Steak Company name and infrastructure to expand exponent ially in the future with less overhead and startup costs. We have also added add itional price points to our existing product lines and new products to pair with our steaks in gift boxes making our luxury products affordable and accessible t
o a wider range of customers, and this brings us to our most exciting addition t
o the Chicago Steak Company, you. We have big plans for the Chicago Steak Compan y brand. Using our CEO and Chief Visionary Tom Tsitouris' Extensive restaurant d evelopment experience, our goal is to have Chicago Steak Company kiosks located in high-end malls throughout the key food gifting holiday season. Long term, we envision testing small footprint luxury boutique meat shops strategically locate d in upscale neighborhoods around the country. Our ultimate vision, classic, aff ordable American steakhouse restaurants featuring the Chicago Steak Company name .. Chicago Steak Company restaurants would bring our award winning USDA prime ste aks and burgers to American neighborhoods. In short, we aim to make Chicago Stea k Company a household name for luxury steaks and complementary products expandin g the growth and reach of our brand and providing excellent returns to investors along the way. As an investor, you will be part of a growing company that is in tent on becoming our customers one stop shop for the gourmet and luxury lifestyl e experience. In the future, we are exploring an IPO with a listing on the NASDA Q OTC market with an eye toward the NASDAQ capital market. Other considerations include an acquisition by a large conglomerate. At Chicago Steak Company, we are interested in becoming the best through hard work and dedication to our brand. We are looking for a select group of investors who are interested in doing the s [0:05:54]
Unlocking the Secrets of Dry-Aged Beef.mp4 (2m 52s) https://jotengine.com/transcriptions/h4vOzh1HMF9JYi0OJww74A
1 speaker (Speaker 1)

[0:00:07]
Speaker 1: Hi, I'm Mark Kranenberg with Steak University TV. I'm so excited to d
o this video with you guys today, because we're unlocking the secrets of dry-age d beef. When it comes to dry-aged meat, there's nothing more prized than a tasty dry-aged steak. When it comes to steaks, dry aging creates a tenderness, richne ss, and depth of flavor that you just can't find in other cuts of meat. Dry agin g takes time, care, and craft, which is why supermarkets rarely sell dry-aged be ef. Instead, dry-aged steaks are usually found in five-star restaurants and high -end steakhouses, many of whom have their own custom-built dry age lockers. So, how does dry aging happen, and what makes a great dry-aged steak? To start with, you need great beef. USDA has three top grades for beef: USDA Prime, USDA Choic e, and USDA Select. If you want a truly steakhouse-quality steak, you need to st ick with USDS Prime, which has the best marbling and tenderness of any USDA grad
e. Next comes the dry aging itself. Dry aging takes place in specialized refrige rators called aging lockers. These lockers are precisely controlled for temperat ure and humidity. Butchers use racks or hangers so that air can flow over the me at's surface, which is essential for the dry aging process. Beef is then left to age for multiple weeks at a time, usually 21 to 28 days. During this time, thre e things happen to make dry-aged steaks extra-flavorful. First, moisture starts to evaporate. With less moisture, flavor becomes more concentrated, meaning each steak has a more intense and beefy taste. Second, enzymes in the beef start to break down tough muscle fibers. This tenderizes beef, which creates steak so ten der, you could cut it with a fork. Finally, these same enzymes create new, riche r flavors. This is why dry-aged beef has a more indulgent, umami-rich, and compl ex flavor profile than unaged or wet-aged steaks. Because of their superior tend erness and flavor, dry-aged steaks have become a luxury item among steak lovers and gourmets around the world. If you're looking for an amazing, truly steakhous e-quality steak at home, be sure to look for dry-aged USDA Prime beef. I'm Mark Kranenberg. For more Steak University TV, be sure to subscribe to our channel, o [0:02:36]
How to cook a burger on the grill - Steak University.mp4 (3m 14s) https://jotengine.com/transcriptions/94nMAiePiF405ezhX8SPhw
3 speakers (Speaker 1, Mark Kraneburg, Gabe)

[0:00:01]
Speaker 1: This video is sponsored by Chicago Steak Company. Steak University is

[0:00:11]
Mark Kraneburg: Hi, I'm Mark Kranenburg welcome back to Steak University TV. Tod ay we're hanging out in my backyard making USDA prime steak burgers. Did you kno w that you could have the ultimate steak experience eating a hamburger? These bu rgers are made from steak trimmings of USDA prime beef, which is top two percent of beef in the US. As you can see these burgers are all individually vacuum pac ked, so you can pull them out as you need them, no waste. Not all our burgers co me like this, just the USDA prime and Wagyu burgers, these are restaurant style burgers. So, as you can see they're really thick, which means they end up really juicy. The first thing you need to know is your grills gotta be smoking hot, I like to bury the needle, so to speak. Crack the grill open. I always go in, and put a little bit of oil on the grill, that's the secret right there. Oh, yeah. G et that grill nice and black. That's a thing of beauty right there. Crack the pa ckage. That's nice and juicy. Slap it on that grill. Hear that? Beautiful. Don't forget to put you Chicago Steak Spice on it. I like to put my on when it's on t he grill. I like to put a nice heavy layer. Now we're gonna close it up and let it sit for three minutes. In the meantime, we're gonna put a little bit of oil o n our bun, and get it ready for toasting. I just like to put a little bit of oil , some of the good stuff right there. You might ask, what does a guy do for thre e minutes while he's waiting to flip his burger? I tell you what, you play a lit tle bit of Tetris. You got your steak burgers on the grill, you got a beautiful view, what could be better? All right. It looks like our buns are ready, it's lo oking about perfect, if you ask me. Throw those off to the side. The three minut es is up. I like to put it on a new spot on the grill. You can never have too mu ch Chicago Steak Spice. All right. Six minutes is up, it's time to open it up an d get this party started. My mouth's watering. Just like any steak you gotta rem ember, you gotta let your burger sit for five minutes, and let those juices reab sorb. All right. Let's load this babies up, tomato, onion, little lettuce, coupl e pickles for me. Now that's a burger. You all know what I think, let's get the

[0:02:47]
Gabe: Good.

[0:02:47]
Mark Kraneburg: This is one of those episodes that I just couldn't wait to do be cause I love burgers. I'm Mark from Steak University TV, don't forget to subscri be, follow us on Twitter, like us on Facebook, and we'll see you next time. Happ

[0:03:03]
Speaker 1: Subscribe to our newsletter to receive cooking tips and exclusive off [0:03:08]
Chicago Steak Company - How will my order arrive.mp4 (6m 19s) https://jotengine.com/transcriptions/00RHoSsT25CDLji50jo9CA
1 speaker (Philippe Bind)

[0:00:02]
Philippe Bind: Good Morning. Welcome to the Chicago Steak Company. My name is Ph ilippe Bind. I'm the Corporate Chef welcoming you into my kitchen. I wanted to p ersonally thank you, first of all, for enjoying and receiving some of our perfec tly packaged product at your home. What I'm going to do is to make sure now to g
o through the process with you at what exactly have you purchased. Again, thank you very much for purchasing that. I wanted to make sure that you received this product, and boxed perfectly packaged, washed, and insulated, to your house. Upo n receiving that we will want to make sure to open the package up correctly. Let 's just at this point open this up. There we go. Gotta go through all the tape j ust to make sure everything is perfect in here. There we go, so now, up. We have a couple of little goodies in here for you. The first thing is going to be your packaging slip just to make sure that you actually are receiving the product th at you have ordered. We take very great pride in making sure to check every sing le order that we process so that all of our customers are happily satisfied with the product that they receive. This is going to be this. In regards to your reg istration card that you receive right here, this card is going to be packaged sp ecifically for you and has at the bottom as you can see right here, a registrati on number that has been designed specifically for your order and processed just for you. Again, a little touch for you just to make sure that we take care of ou r customers the way we like to. When opening up the card you will see some instr uctions on how to cook the product, thaw the product, just to help you out and m aking sure that you enjoy the quality steak that you have just purchased. On top of that, we always want to make sure that you come back, so we have included a gift check for $25 that will, hopefully, bring you back after you've enjoyed thi s great steak. As well as a little Thank You card for shopping with us. That wil l give you additional deals from free lobsters to 10 or 15% off based on the ord ers that you have or will be purchasing from us as well. One caution that I want to make sure that we all look at, which is very important, is that this product has been packed in dry ice. You want to make sure never to touch dry ice. For t his purpose we have wrapped every piece of dry ice in here separately to protect you. It is very normal that the product may come to you without any dry ice lef t in the box. Now that we've gone through this, let's open up this little box of goodies here. What we will have is on your first box here from the Chicago Stea k Company, when we look at it what we have here is our chicken breast with lemon pepper. That you actually have purchased from us, so I'm sure you will enjoy th at. In the second box, what we have, we are going to have gourmet beef burgers. Obviously we will have burgers on the grill. I'm sure you will enjoy them. If I could I will come with you and enjoy them with you. In the last box, oh you real ly know what's good, we actually have here our Chicago best seller. In our best seller we are going to have the filet mignon, the boneless strips, the rib-eye, as well as, our top sirloin steak. Again, this is our best seller. I know you wi ll enjoy this product. When you see inside the box you will see a little bit of the dry ice left packaged. We want to make sure just to leave this in here. Do n ot touch it. Put the lid back on. We'll put this box aside for right now. If we look at our best seller we want to make sure that we are going to look this and open it properly. We are getting my little dandy knife right here. Here we are g oing to open it. It looks like you have just purchased a diamond at . What you s ee right here is the Chicago Steak Company little sticker wrapped perfectly so t hat you will see in here that you have your sirloin steaks perfectly cut and ind ividually cryovaced for your purpose. Your two filet mignon again as well cyrova ced perfectly for you. Your two rib-eye steaks cut specifically the way you have ordered it, as well as your two New York strips. Here we are with the product t hat is going to be in our Chicago best seller box of steak. The proper way now o f making sure that you get to enjoy the steaks is obviously that you will have t
o thaw the product correctly. For this process you will remove it from the freez er. Place in your refrigerator anywhere from 24 to 36 hours just to make sure th at the product has the chance to thaw out properly under refrigeration. Upon ope ning up the product, you will see that the flesh of the meat is going to turn br ight red. That is called blooming, which is perfect. You will see a perfect prod uct that will come to you thawed out after 36 hours. Put it on the grill. The la [0:06:08]